As filed with the Securities and Exchange Commission on December 3, 2010
Registration No. 333-168573

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM S-8/A
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

ALTERNATIVE ENERGY PARTNERS, INC.
(Name of registrant as specified in its charter)

Florida	26-2862564
(State or Other Jurisdiction of	(I.R.S. Employer
Incorporation or Organization)	Identification No.)

1365 N. Courtenay Parkway, Suite A
Merritt Island, Florida 332953
(Address of Principal Executive Offices and Zip Code)

Alternative Energy Partners, Inc. Consulting Agreements
 (Full Title of the Plan)

Gary Reed, Chairman
1365 N. Courtenay Parkway, Suite A
Merritt Island, Florida 332953
 (Name and Address of Agent For Service)

Copies to:
William B. Haseltine
Haseltine Law Office
1629 K St, NW, Ste 300
Washington, DC 20006
(703) 627 2652

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large Accelerated Filer ☐                                                                                                                                                                                                                                                                                                                Accelerated Filer ☐
Non-Accelerated Filer   ☐                                                                                                                                                                                                                                                                                                                Smaller Reporting Company ☑
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE
Title of Securities to be Registered	Amount to be Registered1	Proposed Maximum Offering Price Per Unit	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee(3)
Common Stock, par value $0.001 per share(4)	930,000	$1.77	$1,651,154	$1,687.85

(1)	Subsequent to the initial filing of the S-8 in August, 2010, Registrant completed a 1 for 50 reverse split of its common stock. The effect of this reverse split has been applied retroactively.
(2)             In addition, pursuant to Rule 416(c) under the Securities Act of 1933 (the “Securities Act”), this registration statement also covers an indeterminate number of shares to be offered and sold in the future.
(3)	Estimated solely for purposes of calculating the registration fee.
(4)             Calculated under Section 457(h) of the 1933 Act.

EXPLANATORY NOTE

This registration statement contains information required in the registration statement under Part II of Form S-8.  The plan information specified by Part I of Form S-8 is not being filed with the Securities and Exchange Commission as permitted by the Note in Part I of Form S-8.  This plan information required by Item 1 of Form S-8, as well as the statement of availability of registrant information and any other information required by Item 2 of Form S-8, will be sent or given to participants of the 2010 Alternative Energy Partners, Inc. Stock Incentive Plan as specified under Rule 428 under the Securities Act.

TABLE OF CONTENTS

PART I
	Item 1. Plan Information	1
	Item 2. Registrant Information and Employee Plan Annual Information	3
PART II
	Item 3. Incorporation of Documents by Reference	4
	Item 4. Description of Securities	4
	Item 5. Interests of Named Experts and Counsel	4
	Item 6. Indemnification of Directors and Officers	4
	Item 7. Exemption From Registration Claimed	5
	Item 8. Exhibits	5
	Item 9. Undertakings	6
SIGNATURES
Exhibit Index

ii

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

ALTERNATIVE ENERGY PARTNERS, INC.
REGISTRATION STATEMENT UNDER FORM S-8/A
December 3, 2010

Item 1.  Plan Information

The documents containing the information specified in Part I, Item 1 of Form S-8 will be sent or given to employees, consultants and legal advisers of Alternative Energy Partners, Inc. (the “Company”) as specified by Rule 428(b)(1) promulgated under the Securities Act.  These documents, together with the documents incorporated by reference into the registration statement filed originally with the Securities and Exchange Commission on August 4, 2010, as amended by Form 8-K/A filed on December 3, 2010, pursuant to Item 3 of Part II hereof, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.  In accordance with Rule 428 and the requirements of Part I of Form S-8, such documents are not being filed with the Securities and Exchange Commission (the “SEC”) either as part of this registration statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act.  The Company will maintain a file of such documents in accordance with the provisions of Rule 428.  Upon request, the Company will furnish to the SEC or its staff a copy or copies of all of the documents included in that file.

a.	General Plan Information

The Company has entered into Consulting Agreements with eight individuals for the providing of services to the Company and has already issued shares to four individuals in lieu of cash compensation.  The four individuals who are identified by name as the Selling Shareholders are natural persons, have provided and continue to provide bona fide services to the Company, and the services provided and to be provided are not in connection with the offer or sale of any securities and do not, directly or indirectly, promote or maintain a market for the Company’s shares.  The Selling Shareholders are entitled to receive a total of 930,000 shares under their Consulting Agreements, of which 330,000 Shares (post 1:50 reverse split) have been issued and 600,000 Shares have not yet been issued.

No interests in any Plan are being registered in this Prospectus and no Plan documents exist or are filed with this Prospectus, other than the Consulting Agreements.  Copies of the Consulting Agreements under which the Selling Shareholders obtained the Shares are attached as Exhibits.  The Company will supplement this Prospectus by the filing of an amendment to identify any other consultants who have already been issued shares under their Consulting Agreements.  The Company has agreed to issue a total of 966,923 common shares to 8 individuals for consulting services, and has agreed to register the shares at the request of these individuals.  A total of 330,000 Shares (post 1:50 reverse split) have been issued to the identified Selling Shareholders, 600,000 Shares have been identified to be issued to the identified Selling Shareholder and an additional 36,923 shares have been issued and are held by three individuals, who have no present intent to sell the shares.

As of the date of this Prospectus, the Company has not been a shell company at any time during the past 60 days and filed current Form 10 information with the SEC more than 60 days prior to the filing.  The Company also has filed with the Commission all required electronic filings and has submitted electronically and posted on its Web site all Interactive Data Files required to be submitted and posted by it during the 12 calendar months preceding this registration statement.

b.	Securities to be Offered

The Company has issued 366,923 shares of its common stock, par value $0.001 (the “Shares”), to eleven consultants and legal advisers under Consulting Agreements with them.  A total of 330,000 shares of the Selling Shareholders were registered in the Form S-8 filed with the SEC on August 4, 2010 (registered as 16,500,000 Shares pre-1:50 reverse split) and an additional 600,000 Shares are being issued under this Form S-8/A amended Registration Statement.  An additional 36,923 previously issued Shares may be offered and sold in the future by the current holders of the those Shares pursuant to a Reoffer Prospectus to be filed in the future as an amendment to this registration statement, or under Rule 144, if applicable.  The Shares already issued or to be issued and the Selling Shareholders are summarized in the chart below:

Selling	Shares Owned	Number of	Shares Owned	Percent Owned
Shareholder	Before Issue	Shares Registered	After Issue	After Issue(1)
Christopher Davies	--	80,000	80,000	<1%
Stanley Elbaum	--	80,000	80,000	<1%
Dennis Shen	--	20,000	20,000	<1%
Michael Saddik	--	280,000	280,000	2.7%
William Haseltine	--	20,000	20,000	<1%
Melissa Miller	--	150,000	150,000	1.4%
George Goubran	--	150,000	150,000	1.4%
Jonathan Yang	--	150,000	150,000	1.4%
Other consultants(2)	36,923	--	36,923	<1%
Totals	36,923	930,000	966,923	9.3%

(1)	Based on 10,440,637 shares outstanding after issue, after giving effect to the 1:50 reverse split.
(2)
Shares are held by three consultants and were issued in private transactions under Section 4(2) of the 1933 Act.  None of these Shares are included in a Reoffer Prospectus filed as part of this registration statement.  Any future sales of these Shares will only be made pursuant to a Reoffer Prospectus filed as an Amendment and Supplement, as provided in General Instruction C of the Instructions for filing Form S-8, to this registration statement, or pursuant to Rule 144, if available.

c.	Employees, consultants and legal counsel who may participate in the Plan

Eleven individuals who have and will continue to provide legal, financial and marketing services to the Company under Consulting Agreements with the Company are entitled to participate in the Plan by receiving Shares in lieu of compensation.

d.	Purchase of Securities Pursuant to the Plan and Payment for Securities Offered

The consultants who have received or will receive Shares under their Consulting Agreements are receiving the Shares in lieu of compensation for their services.  No other payments are or will be required or received for the Shares.

e.	Resale Restrictions

There are no resale or other restrictions imposed on the Shares other than any restrictions resulting from applicable securities laws.

f.	Tax Effects of Plan Participation

The consultants who have or will receive Shares under their Consulting Agreements will receive the Shares in lieu of compensation for their services, and will recognize ordinary compensation income in the amount of the fair market value of the Shares at the time of the issue of the Shares and as provided in their Consulting Agreements.

g.	Investment of Funds

Not applicable

h.	Withdrawal from the Plan; Assignment of Interest

There is no basis for a withdrawal from the Plan as each Consultant will receive the Shares without further limitations or conditions.

i.	Forfeitures and Penalties

Once issued, the Shares issued to each Consultant are registered to the Consultant or his assigns and there is no provision for forfeiture or penalty thereafter.

j.	Charges and Deductions and Liens Therfor

Not applicable.

Item 2.  Registrant Information and Employee Plan Annual Information

The Company shall furnish without charge to each Consultant, upon written or oral request of such person, a copy of any or all of the documents incorporated by reference in Item 3 of Part II of this registration statement, which documents are incorporated by reference in the Section 10(a) prospectus, as well as any documents required to be delivered to participants pursuant to Rule 428(b) under the Securities Act.  Requests should be directed to Alternative Energy Partners, Inc., Attn: Corporate Secretary, 1365 N. Courtenay Parkway, Suite A, Merritt Island, Florida 32953, telephone 321-452-9091.

All information in this registration statement and the prospectus is qualified in its entirety by the detailed information, including financial statements, appearing in the documents incorporated herein or therein by reference.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference

The following documents filed by the Company with the SEC are hereby incorporated by reference in this registration statement:

(a)
The Company’s latest annual reports on Form 10-K for the fiscal years ended July 31, 2010 and 2009, filed pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), on November 15, 2010 and November 12, 2009, respectively;

(b)	The Company’s current reports on Form 8-K filed pursuant to the Exchange Act on October 1 2010 November 1, 2010, November 30, 2010, and December 1, 2010;

(c)	All other reports that the Company has filed with the SEC pursuant to Section 13(a) or 15(d) of the Exchange Act up to the effective date of this registration statement.

All documents filed with the SEC by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the date of this registration statement and prior to the filing of a post-effective amendment indicating that all securities offered under the Plan have been sold, or deregistering all securities then remaining unsold thereunder, shall be deemed to be incorporated by reference in this registration statement and to be a part of it from the respective dates of filing of such documents.  Any statement contained in this registration statement or in any document incorporated or deemed to be incorporated by reference herein or therein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained therein or in any other subsequently filed document that is also incorporated or deemed to be incorporated therein by reference, modifies or supersedes such statement.  Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement and prospectus.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Certain legal matters with respect to this offering will be passed upon for the Company by Haseltine Law Office.  Mr. William Haseltine, principal in this firm, receiving 20,000 shares of Common Stock (post 1:50 reverse split) of the Company pursuant to a Consulting Agreement.

Item 6. Indemnification of Directors and Officers.

     The Company’s bylaws provide for the indemnification of a present or former director or officer.  The Company indemnifies any director, officer, employee or agent who is successful on the merits or otherwise in defense on any action or suit.  Such indemnification shall include, but not necessarily be limited to, expenses, including attorney’s fees actually or reasonably incurred by him.  Florida law also provides for discretionary indemnification for each person who serves as or at the Company request as an officer or director.  The Company may indemnify such individual against all costs, expenses and liabilities incurred in a threatened, pending or completed action, suit or proceeding brought because such individual is a director or officer.  Such individual must have conducted himself in good faith and reasonably believed that his conduct was in, or not opposed to, the Company best interests.  In a criminal action, he must not have had a reasonable cause to believe his conduct was unlawful.

Florida Law

Pursuant to the provisions of Florida Statutes Section 607.0850, the Company shall have power to indemnify any person who was or is a party to any proceeding (other than an action by, or in the right of, the corporation), by reason of the fact that he or she is or was a director, officer, employee, or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise against liability incurred in connection with such proceeding, including any appeal thereof, if he or she acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. The termination of any proceeding by judgment, order, settlement, or conviction or upon a plea of nolo contendere or its equivalent shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he or she reasonably believed to be in, or not opposed to, the best interests of the corporation or, with respect to any criminal action or proceeding, had reasonable cause to believe that his or her conduct was unlawful.

A corporation shall have power to indemnify any person, who was or is a party to any proceeding by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee, or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise, against expenses and amounts paid in settlement not exceeding, in the judgment of the board of directors, the estimated expense of litigating the proceeding to conclusion, actually and reasonably incurred in connection with the defense or settlement of such proceeding, including any appeal thereof. Such indemnification shall be authorized if such person acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation, except that no indemnification shall be made under this subsection in respect of any claim, issue, or matter as to which such person shall have been adjudged to be liable unless, and only to the extent that, the court in which such proceeding was brought, or any other court of competent jurisdiction, shall determine upon application that, despite the adjudication of liability but in view of all circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which such court shall deem proper.

Item 7. Exemption From Registration Claimed.

Not applicable.

Item 8. Exhibits.

The following exhibits are filed herewith:

Exhibit 5**	Opinion of Haseltine Law Office regarding legality of the securities being registered hereby.

Exhibit 23*                             Consent of Berman & Co., independent public accounting firm.

Exhibit 23.1**                        Consent of Moss, Krusick & Associates, LLC

Exhibit 99.01*                         Consulting Agreement with Christopher Davies

Exhibit 99.02*                         Consulting Agreement with Stanley Elbaum

Exhibit 99.03*                         Consulting Agreement with Dennis Shen

Exhibit 99.04*                         Consulting Agreement with Michael Saddik

Exhibit 99.05*                         Consulting Agreement with William Haseltine

Exhibit 99.06**                       Consulting Agreement with Melissa Miller

Exhibit 99.07**                       Consulting Agreement with George Goubran

 Exhibit 99.08**                      Consulting Agreement with Jonathan Yang

* Previously filed
** Filed herewith

Item 9. Undertakings.

a.	The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)
To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of a prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

                                 (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

                (2)        That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          b. The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          c. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered hereby, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

     Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Merritt Island, State of Florida, on this 3rd day of December, 2010.

__/s/ Gary Reed_______________________________________________
Gary Reed
Chairman

EXHIBIT INDEX

Exhibit 5	Opinion of Haseltine Law Office regarding legality of the securities being registered hereby.

Exhibit 23                               Consent of Berman & Co., independent public accounting firm.

Exhibit 23.1                            Consent of Moss, Krusick & Associates, LLC

Exhibit 99.01                          Consulting Agreement with Christopher Davies

Exhibit 99.02                          Consulting Agreement with Stanley Elbaum

Exhibit 99.03                          Consulting Agreement with Dennis Shen

Exhibit 99.04                          Consulting Agreement with Michael Saddik

Exhibit 99.05                          Consulting Agreement with William Haseltine

Exhibit 99.06                          Consulting Agreement with Melissa Miller

Exhibit 99.07                          Consulting Agreement with George Goubran

 Exhibit 99.08                         Consulting Agreement with Jonathan Yang